Exhibit 5.1

Grushko & Mittman, P.C.
Attorneys at Law
551 Fifth Avenue, Suite 1601
New York, NY 10176
(212) 697-9500 (Telephone)
(212) 697-3575 (Telecopier)
counslers@aol.com (e-mail)

Edward M. Grushko	Eliezer Drew*
Barbara R. Mittman	*Admitted in NY/NJ

July 10, 2009

Board of Directors
FindItAll, Inc.
41 Owatonna Street
Haworth, New Jersey 07641

Re:	FindItAll, Inc.
Registration Statement on Form S-1
100,000,000 Shares of Common Stock

Dear Board of Directors
of FindItAll, Inc.

We have acted as securities counsel to FindItAll, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 100,000,000 shares of common stock, par value $0.0001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

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July 10, 2009

We express no opinion on the laws of any jurisdiction other than the laws of the State of New York and applicable federal laws of the United States of America, as in effect on the date hereof.  We undertake no obligation to update this opinion or to ascertain after the date hereof whether circumstances owing after such date may affect the conclusion set forth herein.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GRUSHKO & MITTMAN, P.C.

/s/ Barbara R. Mittman, Esq.

Barbara R. Mittman, Esq.